Filed Pursuant to Rule 433
Registration Statement No. 333-148154

EQUITABLE RESOURCES, INC.

$500,000,000

6.50% Senior Notes due 2018

Final Term Sheet

March 13, 2008

Issuer:	Equitable Resources, Inc.

Note Type:	SEC Registered

Size:	$500,000,000

Maturity:	April 1, 2018

Coupon (Interest Rate):	6.500%

Yield to Maturity:	6.593%

Spread to Benchmark Treasury:	312.5 basis points

Benchmark Treasury:	U.S. Treasury 3.50% due February 15, 2018

Benchmark Treasury Price and Yield:	100-08+; 3.468%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2008

Make Whole Redemption Provision:	At any time at a discount rate of U.S. Treasury plus 50 basis points

Price to Public:	99.321%

Trade Date:	March 13, 2008

Settlement Date:	March 18, 2008 (T+3)

Ratings:	Baa1/BBB (stable/negative)

CUSIP:	294549AR1

Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities International plc
PNC Capital Markets LLC

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, or by calling Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or by calling J.P. Morgan Securities Inc. at 1-212-834-4533 (collect) or by calling Lehman Brothers Inc. at 1-888-603-5847 (toll free).